Exhibit 99.1
NEWS RELEASE

Date: August 10, 2006	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham Phone: 949-851-1473 http://www.corvel.com
CorVel Announces Preliminary Earnings Per Share
IRVINE, California, August 10, 2006 — CorVel Corporation (NASDAQ: CRVL) expects to report earnings per share of $0.49 for the quarter ended June 30, 2006, compared to earnings per share of $0.28 for the same quarter of the prior year. Net income for the quarter is expected to be $4.6 million compared to $2.8 million for the prior year’s June quarter. June quarter revenues are expected to be $70 million, down 1% from $71 million in the June quarter of 2005. Results in the quarter reflect ongoing strengthening of CorVel’s Network Solutions services, partially offset by reduced results in Patient Management services. The independent auditors’ review of quarterly results is not yet complete and therefore these preliminary results are subject to the completion of that review.
During the June quarter Network Solutions results benefited from increasing performance in the Company’s popular MedCheck medical review software. Savings outcomes for customers have been improving throughout the last couple of years as MedCheck’s capabilities have been expanded. Following a period of implementation that included increased operating costs, the new software has been increasingly contributing to the Company’s performance. The inclusion of scanning, smart routing and various applications of artificial intelligence have all contributed to increased performance.
Subsequent to the end of the quarter the Company further expanded MedCheck through the Activ release. Activ includes features to facilitate the scheduling of patient visits to directed care network provider facilities, integrated and expanded utilization management and provider reimbursement capabilities. For the first time the scope of services included in the MedCheck software has been extended beyond the review of medical reimbursement, beginning a planned ongoing expansion of concurrent review services to assist patients and providers during episodes of care.
At the end of the quarter the Company’s Board of Directors approved a one million share expansion in the stock repurchase program, raising the total program from 7.1 million shares to 8.1 million shares. However, no shares were repurchased in the quarter, and as a result, cash balances moved to over $20 million dollars at the end of the June quarter, from approximately $8 million at December 31, 2005 and $14 million at the end of the March quarter. The Company has previously repurchased 7.1 million common shares and currently has 9.4 million shares outstanding net of all prior repurchases. Cash flow reflects a combination of improving earnings and modest capital investment requirements.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of healthcare management. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial and performance results. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Income Statement — (Unaudited)
Three months ended June 30, 2005 and 2006

	2005	2006
Revenues	$70,667,000	$69,762,000
Cost of revenues	58,663,000	53,435,000

Gross profit	12,004,000	16,327,000
General and administrative expenses	7,434,000	8,720,000

Income before income taxes	4,570,000	7,607,000
Income tax provision	1,760,000	2,967,000

Net Income	$2,810,000	$4,640,000

Net income per share
Basic	$0.28	$0.49

Diluted	$0.28	$0.49

Weighted average shares outstanding
Basic	9,960,000	9,417,000
Diluted	10,020,000	9,446,000
CorVel Corporation
Summary Balance Sheet Information (Unaudited)
As of March 31, 2006 and June 30, 2006

	March 31, 2006	June 30, 2006
Assets
Cash and cash equivalents	$14,206,000	$21,365,000
Accounts receivable, net	39,521,000	39,155,000
Prepaid taxes and expenses	2,221,000	1,956,000
Deferred income taxes	4,521,000	5,426,000
Property and equipment, net	26,459,000	25,021,000
Goodwill and other assets	13,170,000	13,157,000

TOTAL ASSETS	$100,098,000	$106,080,000

Liabilities and Stockholders’ Equity
Accounts and taxes payable	$13,712,000	$17,479,000
Accrued liabilities	12,160,000	9,823,000
Deferred income taxes	6,190,000	5,925,000
Common stock and paid-in-capital	61,086,000	61,263,000
Treasury stock	(132,205,000)	(132,205,000)
Retained earnings	139,155,000	143,795,000

TOTAL LIABILITIES AND EQUITY	$100,098,000	$106,080,000